Exhibit 99.1

Protein Polymer Technologies Announces Change to Management Team

Company Continues to Strengthen Business and Product Portfolios

San Diego, CA – February 14, 2006 – Protein Polymer Technologies, Inc. (OTC Bulletin Board: PPTI.OB), a biotechnology device company that is a pioneer in protein design and synthesis, today announced that President and Chief Operating Officer, Donald Kaplan, Ph.D., has elected to retire from his positions to pursue other opportunities. Dr. Kaplan will continue to serve as a member of the Board of Directors and consultant to the company.

“On behalf of the Board and employees, we want to thank Don for his efforts,” said William N. Plamondon III, Chief Executive Officer of PPTI. “Looking forward, we intend to continue focusing on licensing and collaborations, and increasing shareholder value by accelerating our product portfolio.”

PPTI will continue to focus its efforts on several strategic objectives: maximizing the commercial potential of Surgica’s proprietary embolization products; advancing the company’s pipeline of biomedical device candidates; completing business development transactions that are strategically and financially compelling; and adding key assets necessary to diversify the company’s product portfolio and revenue base.

As previously reported, PPTI completed a worldwide license agreement with Surgica Corporation for its products and technology in December 2005, acquiring the rights to develop Surgica’s three FDA-cleared polyvinyl alcohol (PVA) based embolization products – PVA Plus™, MicroStat™ and MaxiStat™ and one additional product under development, Blocker™. PPTI and Surgica developed three new sterile convenience kits packaged with Surgica’s products, which received FDA 510(k) clearance earlier this month. These new convenience kits will be introduced at the Society of Interventional Radiology Annual Scientific Meeting in March 2006.

In addition, PPTI announced in November 2005 its intention to merge with Thuris Corporation, a biopharmaceutical company focused on medical device solutions to aid in drug development and diagnosis of Central Nervous System disorders including Mild Cognitive Impairment and Alzheimer’s disease. The transaction, if completed, is expected to close in the late first quarter or early second quarter 2006.

The acquisitions, and merger if consummated, will establish a strong foundation for PPTI to transform its business and accelerate the company’s path toward becoming a profitable biotechnology device company. PPTI will build on the company’s recent business developments, with the ultimate objective of creating an organization that has late stage products close to commercialization which offer exciting treatment and diagnostic options.

About Protein Polymer Technologies, Inc.

Protein Polymer Technologies, Inc. is a biotechnology company that discovers and develops innovative therapeutic devices to improve medical and surgical outcomes. The Company focuses on developing technology and products to be used for soft tissue augmentation, tissue adhesives and sealants, wound healing support and drug delivery devices. Protein Polymer Technologies’ proprietary protein-based biomaterials are uniquely tailored to optimize clinical performance and contain no human or animal components that could potentially transmit or cause disease. The company is headquartered in San Diego, California. For additional information about the company, please visit www.ppti.com.

To date, PPTI has been issued twenty-six U.S. Patents on its core technology with corresponding issued and pending patents in key international markets.

This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations scientific and product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale up. The reader is encouraged to refer to the Company's 2004 Annual Report Form 10-KSB, and 10KSB/A and other recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.

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Media Contact: Bryan deCastro, (631) 495-9177 Carole Boucard, (954) 370-2524 Creative Public Relations	Investor Contact: Erin Davis, (858) 558-6064 x 120 Protein Polymer Technologies, Inc.